SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

Ross Stores, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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____________________________________________________________________________________
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April 18, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Ross Stores, Inc. Annual Meeting of Stockholders, which will be held on Thursday, May 24, 2007 at 1:00 p.m. PDT, at our corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050. If you will need special assistance at the meeting, please contact Ms. Judy Wirzberger, Finance Department, Ross Stores, Inc., 4440 Rosewood Drive, Pleasanton, California 94588-3050, (925) 965-4514, at least 10 days before the meeting.

Please see the following page for the different methods available to you for voting your proxy. We would appreciate you submitting your proxy vote as soon as possible so that your shares will be represented at the meeting.

Thank you for your commitment to Ross Stores and for your cooperation in returning your proxy without delay.

Sincerely,

ROSS STORES, INC.

Michael Balmuth
Vice-Chairman, President and
Chief Executive Officer

VOTING METHODS

The accompanying Proxy Statement describes proposals that are being submitted for a vote by stockholders at the Ross Stores, Inc. 2007 Annual Meeting to be held on May 24, 2007. If you are a stockholder of record of Ross Stores, Inc. as of March 30, 2007, you have the right to vote your shares, and may elect to do so, through the internet, by telephone or by mail. You may also revoke your proxy at any time before the Annual Meeting. Please help us save time and postage costs by voting through the internet or by telephone. Each method is generally available 24-hours-a-day, seven days a week and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

	a.	Go to the web site at www.proxyvote.com 24-hours-a-day, seven days a week.

	b.	Enter the series of numbers that appears in the proxy card box, just below the perforation.

	c.	Follow the simple instructions.

2.	BY TELEPHONE

	a.	On a touch-tone telephone, call toll-free 1-877-PRX-VOTE (1-877-779-8683) 24-hours-a-day, seven days a week.

	b.	Enter the series of numbers that appears in the proxy card box, just below the perforation.

	c.	Follow the simple recorded instructions.

3.	BY MAIL (Do not mail the proxy card if you are voting by internet or telephone.)

	a.	Mark your selections on the proxy card.

	b.	Date and sign your name exactly as it appears on your proxy card.

	c.	Mail the proxy card in the enclosed postage-paid envelope.

If you hold your shares via a stock certificate registered in your name with Bank of New York, our transfer agent, or if your shares are held in the name of a bank, broker or other holder of record, you will receive separate instructions from Bank of New York or the holder of record that you must follow in order for your shares to be voted.

Your vote is important. Thank you for voting.

ROSS STORES, INC.

Notice of Annual Meeting of Stockholders
to be Held May 24, 2007

To the Stockholders:

Please take notice that the Annual Meeting of the Stockholders of Ross Stores, Inc., a Delaware corporation, will be held on Thursday, May 24, 2007 at 1:00 p.m. PDT, at our corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050, for the following purposes:

1.	To elect two Class III directors for a three-year term.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2008.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 30, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose related to the Annual Meeting during ordinary business hours at the Company’s corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050.

By order of the Board of Directors,

John G. Call
Corporate Secretary

April 18, 2007

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

ROSS STORES, INC.
4440 Rosewood Drive
Pleasanton, California 94588-3050
(925) 965-4400
www.rossstores.com

PROXY SOLICITATION

The accompanying Proxy is solicited by the Board of Directors of Ross Stores, Inc., a Delaware corporation (“we” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 24, 2007 at 1:00 p.m. PDT, or any adjournment thereof (the “Annual Meeting”), at which stockholders of record at the close of business on March 30, 2007 are entitled to vote. The Annual Meeting will be held at our corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050.

The date of this Proxy Statement is April 18, 2007, the date on which this Proxy Statement and the accompanying Proxy were first sent or given to stockholders. The Annual Report to Stockholders for the fiscal year ended February 3, 2007, including financial statements, is enclosed with this Proxy Statement.

The purpose of this Proxy Statement is to provide our stockholders with certain information regarding the Company and its management and to provide summaries of the matters to be voted upon at the Annual Meeting. The stockholders will be asked to (1) elect two Class III directors to serve a three-year term, (2) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2008, and (3) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements.

We had outstanding, on March 30, 2007, our record date, 138,935,140 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held. Our Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten calendar days prior to the Annual Meeting, the Company’s stockholder list will be available for viewing by the stockholders for any purpose related to the Annual Meeting during ordinary business hours at our corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050.

Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by filing with our Secretary an instrument revoking it, by presenting at the meeting a duly executed Proxy bearing a later date or by attending the Annual Meeting and voting in person.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of March 1, 2007 (except for the institutional investors as noted in footnote (2)) regarding the ownership of the common stock of the Company by (i) all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company, (ii) each director and each of the executive officers named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. Common stock is the only issued and outstanding equity security of the Company.

Name of Beneficial Owner and	Amount and Nature of		Percent of Common
the Directors and Executive Officers	Beneficial Ownership	(1)	Stock Outstanding
Capital Research and Management Company	12,692,000	(2)	9.1%
333 South Hope Street
Los Angeles, CA 90071

AMVESCAP PLC	9,191,756	(2)	6.6%
30 Finsbury Square
London EC2A 1AG, England

Putnam, LLC (dba Putnam Investments)	8,738,007	(2)	6.3%
One Post Office Square
Boston, MA 02109

Michael Balmuth	463,656	(3)	*

K. Gunnar Bjorklund	34,402	(4)	*

Michael J. Bush	55,920	(5)	*

Norman A. Ferber	68,402	(6)	*

Sharon D. Garrett	72,402	(7)	*

Stuart G. Moldaw	62,846	(8)	*

George P. Orban	1,397,798	(9)	1.0%

Donald H. Seiler	605,082	(10)	*

John G. Call	252,420	(11)	*

James S. Fassio	255,934	(12)	*

Lisa Panattoni	188,731	(13)	*

Barbara Rentler	271,879	(14)	*

All executive officers (as defined by Rule 3b-7 of the
Securities and Exchange Act of 1934) and directors
as a group (14 persons, including the executive
officers and directors named above)	4,095,183	(15)	2.9%

____________________

*Less than 1%

(1)	To the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and the information contained in the footnotes to this table.

(2)	Information is as of December 31, 2006 and is based upon Schedule 13G filings made with the Securities and Exchange Commission. Capital Research and Management Company has disclaimed beneficial ownership of some or all of the listed shares pursuant to Rule 13d-4. The Schedule 13G filing by AMVESCAP PLC reflects aggregate shares held by the following entities: AIM Funds Management, Inc., Atlantic Trust Company, N.A., INVESCO Asset Management Deutschland GmbH, INVESCO Institutional (N.A.), Inc., and PowerShares Capital Management LLC. The Schedule 13G filing by Putnam, LLC (dba Putnam Investments) reflects shares held by the following entities: Putnam Investment Management, LLC and The Putnam Advisory Company, LLC.

(3)	Mr. Balmuth. Includes options to purchase 178,641 shares of the Company’s common stock exercisable within 60 days of March 1, 2007. Also includes 279,623 shares of the Company’s common stock that were granted under the Company’s 2004 Equity Incentive Plan that remain subject to vesting.

(4)	Mr. Bjorklund. Represents options to purchase 34,402 shares of the Company’s common stock exercisable within 60 days of March 1, 2007.

(5)	Mr. Bush. Includes options to purchase 54,402 shares of the Company’s common stock exercisable within 60 days of March 1, 2007.

(6)	Mr. Ferber. Represents options to purchase 68,402 shares of the Company’s common stock exercisable within 60 days of March 1, 2007.

(7)	Ms. Garrett. Represents options to purchase 72,402 shares of the Company’s common stock exercisable within 60 days of March 1, 2007.

(8)	Mr. Moldaw. Represents options to purchase 62,846 shares of the Company’s common stock exercisable within 60 days of March 1, 2007.

(9)	Mr. Orban. Includes 1,196,691 shares held in the name of Orban Partners and 68,705 shares held indirectly by Mr. Orban for his minor children. Mr. Orban, a director of the Company, is a general partner and managing partner of Orban Partners. Also includes options to purchase 68,402 shares of the Company’s common stock exercisable within 60 days of March 1, 2007.

(10)	Mr. Seiler. Includes options to purchase 28,402 shares of the Company’s common stock exercisable within 60 days of March 1, 2007.

(11)	Mr. Call. Includes options to purchase 208,166 shares of the Company’s common stock exercisable within 60 days of March 1, 2007. Also includes 22,872 shares of the Company’s common stock that were granted under the Company’s 2004 Equity Incentive Plan and the 1988 Restricted Stock Plan that remain subject to vesting.

(12)	Mr. Fassio. Includes options to purchase 107,852 shares of the Company’s common stock exercisable within 60 days of March 1, 2007. Also includes 70,869 shares of the Company’s common stock that were granted under the Company’s 2004 Equity Incentive Plan and the 1988 Restricted Stock Plan that remain subject to vesting.

(13)	Ms. Panattoni. Includes options to purchase 82,610 shares of the Company’s common stock exercisable within 60 days of March 1, 2007. Also includes 104,837 shares of the Company’s common stock that were granted under the Company’s 2004 Equity Incentive Plan that remain subject to vesting.

(14)	Ms. Rentler. Includes options to purchase 121,852 shares of the Company’s common stock exercisable within 60 days of March 1, 2007. Also includes 129,278 shares of the Company’s common stock that were granted under the Company’s 2004 Equity Incentive Plan and the 1988 Restricted Stock Plan that remain subject to vesting.

(15)	Includes 1,305,945 shares subject to outstanding options held by directors and executive officers, which were exercisable on March 1, 2007 or within 60 days thereof. Also includes 716,424 shares of the Company’s common stock granted under the Company’s 2004 Equity Plan and the 1988 Restricted Stock Plan that remain subject to vesting.

PROPOSAL 1
ELECT CLASS III DIRECTORS

If elected, each nominee will hold office for a three-year term or until his successor is elected and qualified unless he resigns or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees should be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as the Nominating Committee may recommend in the place of such nominee(s).

Vote Required and Board of Directors’ Recommendation

The plurality of the votes cast by the holders of shares of common stock present or represented by proxy and voting at the Annual Meeting will determine the election of the directors. Therefore, the two nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will be counted as present in determining if a quorum is present but will not affect the election of directors.

The Board of Directors unanimously recommends that the stockholders vote FOR the two Class III nominees listed under “Information Regarding Nominees and Incumbent Directors.”

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

The Certificate of Incorporation and the Bylaws of the Company provide that the number of members of the Board of Directors of the Company (the “Board”) may be fixed from time to time exclusively by the Board and that the directors shall be divided into three classes as nearly equal in number as possible. The term of office of each class of directors is three years and the terms of office of the three classes overlap. The Board currently consists of nine authorized members, and there is one vacancy in Class III. A search to fill the one current Board vacancy is underway. The Nominating and Corporate Governance Committee will consider qualified candidates for nomination for election to the open seat on the Board of Directors and make a recommendation to the full Board concerning such candidates.

The terms of the two current Class III directors, Michael J. Bush and Norman A. Ferber, will expire on the date of the upcoming Annual Meeting. Accordingly, two persons are to be elected to serve as Class III directors of the Board of Directors at the meeting. The Nominating and Corporate Governance Committee’s nominees for election by the stockholders to serve as members of Class III of the Board are the two incumbent Class III directors. If elected, the nominees will serve as directors until the Annual Meeting of Stockholders in 2010 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Nominating and Corporate Governance Committee may designate. Proxies cannot be voted for more than two nominees.

The following table indicates the name, age, business experience, principal occupation and term of office of each nominee and of each director of the Company whose term of office as a director will continue after the 2007 Annual Meeting.

	Principal Position		Director
	During Last Five Years	Age	Since
Nominees for Election as Class III Directors with Terms Expiring in 2010

Michael J. Bush	Managing Member, B IV Investments, LLC since 2007. President and Chief Executive Officer, Anchor Blue Retail Group from December 2003 to January 2007; President and Chief Executive Officer of Bally, North America, Inc. and a member of the Board of Directors of Bally International AG from September 2000 to March 2002; Executive Vice President, Chief Operating Officer and Director of Movado, Inc. from 1995 to 2000; Senior Vice President of Strategic Planning and Marketing of the Company from 1991 to 1995; Senior Consultant at Bain & Co. from 1985 to 1991.	46	2001

Norman A. Ferber	Consultant to the Company since September 1996. Chairman of the Board since March 1993; Chief Executive Officer of the Company from March 1993 through August 1996; President and Chief Executive Officer from January 1988 to March 1993; President and Chief Operating Officer from February 1987 to January 1988. Prior to February 1987, Mr. Ferber was Executive Vice President, Merchandising, Marketing, and Distribution of the Company.	58	1987

Incumbent Class I Directors with Terms Expiring in 2008

Stuart G. Moldaw	Consultant to the Company. Chairman Emeritus of the Company since March 1993. From August 1982 until March 1993, Chairman of the Board and, from February 1987 until January 1988, Chief Executive Officer of the Company. Chairman Emeritus of Gymboree Corporation since June 2002, from January 1994 to June 2002, Chairman of the Board of Gymboree, and Chief Executive Officer from February 2000 to February 2001. Until February 1990, general partner of U.S. Venture Partners.	80	1982

George P. Orban	Managing partner of Orban Partners, a private investment Company, since May 1984. Chairman of the Board of Egghead.com, Inc. from January 1997 to August 2001, and Chief Executive Officer from January 1997 to November 1999.	61	1982

Donald H. Seiler	Founding Partner of Seiler & Company since 1957. Mr. Seiler is a Certified Public Accountant.	78	1982

	Principal Position		Director
	During Last Five Years	Age	Since
Incumbent Class II Directors with Terms Expiring in 2009

Michael Balmuth	Vice Chairman of the Board and Chief Executive Officer of the Company since September 1996; President since February 2005; from July 1993 through August 1996, Executive Vice President, Merchandising; and from November 1989 through June 1993, Senior Vice President, Merchandising.	56	1996

K. Gunnar Bjorklund	Managing Director, General Partner of Sverica International, since 1991. From 1987 to 1990, Director, Corporate Strategic Planning for American Express Company. Management Consultant with McKinsey & Company from 1985 to 1987.	47	2003

Sharon D. Garrett	Chief Operating Officer, Physical Therapy Holdings, Inc, since 2006. Executive Vice President, PacifiCare Health Systems from 2002 to 2006. Chief Executive Officer of Zyan Communications from April 2000 to November 2000. Senior Vice President and Chief Information Officer of The Walt Disney Company from 1989 to 2000. From 1986 to 1989, Deputy Director of UCLA Medical Center. Chief Operating Officer – U.S. Operations for Porton International from 1984 to 1986.	58	2000

During fiscal 2006, the Board held six meetings. No member of the Board, while serving in such capacity, attended fewer than 75% of the total number of Board meetings and applicable Committee meetings held during the year. The Board of Directors has determined that Ms. Garrett and Messrs. Bjorklund, Bush, Orban, and Seiler are each an independent director under the applicable listing standards of The NASDAQ Stock Market (“NASDAQ”). The independent directors had three meetings in executive session during the fiscal year without management.

We have standing audit, compensation and nominating and corporate governance committees. The Board has adopted written charters for each of these committees, which are posted on the Company’s website, http://www.rossstores.com, under “Corporate Governance.” The Board has also adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics that applies to all of our employees, officers, directors and business partners. Both of these Codes also are posted on the Company’s website.

Audit Committee. The members of the Audit Committee during fiscal 2006 were Ms. Garrett and Messrs. Seiler and Bush. Each of the members of the Audit Committee is independent under the applicable NASDAQ listing standards. The Board of Directors has also determined that Mr. Seiler is considered to be an “audit committee financial expert” and that Mr. Bush and Ms. Garrett are considered to be “financially literate,” as defined in the rules of the Securities and Exchange Commission. The functions of the Audit Committee include retaining the Company’s independent auditors, reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and approving any fee arrangements with the auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing the Company’s critical accounting policies and reviewing and approving related party transactions. The Audit Committee held eight meetings during the 2006 fiscal year. The functions and activities of the Audit Committee are further described below under the heading Board of Directors Audit Committee Report.

Compensation Committee. The members of the Compensation Committee during fiscal 2006 were Messrs. Orban and Bjorklund, each of whom is independent for purposes of the applicable NASDAQ listing standards. The Committee held eight meetings during fiscal 2006. The Compensation Committee serves to carry out the responsibilities of the Board of Directors relating to compensation of the Company’s executives, including the compensation of the Company’s Chief Executive Officer. The Committee oversees and administers the policies and plans that govern the cash, equity and incentive compensation of executive officers and non-employee directors of the Company. The Committee is responsible for administering and determining the performance goals under the Company’s 2004 Equity Incentive Plan and Incentive Compensation Plan, and administering the Employee Stock Purchase Plan. The Committee is also appointed to assist the Board in succession planning, development and retention of senior management talent to ensure leadership continuity and organizational strength to achieve the Company’s short and long-term goals.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee (renamed from the Nominating Committee in May 2006) during fiscal 2006 were Ms. Garrett and Messrs. Bjorklund, Bush, Orban and Seiler. Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of NASDAQ listing standards. The Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations to the full Board concerning such candidates. This Committee held two meetings during fiscal 2006.

Biographical information concerning our executive officers is contained in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

Policy and Procedure for Director Nomination

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications, independence and skill of candidates for election to the Board of Directors. When there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee is responsible for evaluating candidates to fill such vacancy. This Committee has a policy with regard to the assessment of director candidates, including candidates recommended by stockholders. This assessment generally will include consideration of criteria including those listed below:

(i)	personal and professional integrity, ethics and values;
(ii)	experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;
(iii)	relevant business experience, at a senior management level, preferably in a retail or related industry;
(iv)	experience as a board member of another publicly held company;
(v)	academic expertise in an area of the Company’s operations;
(vi)	practical and mature business judgment, including the ability to make independent analytical inquiries;
(vii)	whether the nominee is “independent” for purposes of Securities and Exchange Commission rules and NASDAQ listing standards applicable to the Company; and
(viii)	other qualifications and characteristics the Committee believes are pertinent.

A search to fill the one current Board vacancy is underway. The Nominating and Corporate Governance Committee will consider qualified candidates for nomination for election to the open seat on the Board of Directors and make a recommendation to the full Board concerning such candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders, based on the same criteria listed above that would apply to candidates identified by a Committee member. There are no specific, minimum qualifications that have been formulated by the Nominating and Corporate Governance Committee that must be met by a nominee recommended by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee believes that it is desirable for a majority of our directors to satisfy the definition of independence for purposes of the applicable NASDAQ listing standards, and for at least one director to possess the attributes necessary to be an “audit committee financial expert.”

Any stockholder who wishes to recommend a director candidate must submit the recommendation in writing to us at our principal executive offices, to the attention of the Nominating and Corporate Governance Committee, received by us not later than 120 calendar days before the one year anniversary of our mailing of our prior year’s Proxy Statement to stockholders. A stockholder who recommends a person as a potential director candidate may be requested by the Nominating and Corporate Governance Committee to provide further information for purposes of evaluating the candidate and for the purpose of providing appropriate disclosure to stockholders.

Stockholder Communications with the Directors

The Board has adopted a process for stockholders to communicate with the Board and/or with individual directors. Stockholders may address such communications in writing to the Chairman of the Board, or to any individual director(s), c/o Ross Stores, Inc., 4440 Rosewood Drive, Pleasanton, California 94588-3050. Communications from stockholders to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by the independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s), as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. The Corporate Secretary may, at his or her discretion, not forward correspondence if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. If multiple communications are received on a similar topic, the Corporate Secretary may, at his or her discretion, forward only representative correspondence.

Director Attendance at Annual Stockholders Meeting

We typically schedule a Board meeting in conjunction with the Annual Stockholders Meeting. We expect, but do not require, that all directors will attend, absent a valid reason, such as a schedule conflict. Last year, all eight members of the Board of Directors attended the 2006 Annual Meeting.

PROPOSAL 2
RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for the fiscal year ending February 2, 2008. It is anticipated that a representative of Deloitte will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum is present, but will not be counted as having been voted on this proposal.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board, however, is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Audit Committee at their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2008.

ROSS STORES, INC.
BOARD OF DIRECTORS AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls and the independence and performance of both its internal and independent auditors. The Audit Committee is also responsible for the selection of the Company’s independent auditors. The Audit Committee is composed of three non-employee directors and operates under a written charter adopted and approved by the Board of Directors. This charter is viewable on the Company’s website, http://www.rossstores.com, under “Corporate Governance.” Each Committee member is independent as defined by the applicable NASDAQ listing standards.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

In this context, we held eight meetings during fiscal 2006. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the Company’s independent registered public accounting firm, Deloitte. We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended February 3, 2007 with management and Deloitte.

We also discussed with the independent auditors matters required to be discussed with audit committees under standards by the Public Company Accounting Oversight Board including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and other required communications with Audit Committees.

In addition, the Audit Committee discussed with Deloitte their independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”). When considering Deloitte’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to Deloitte for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended February 3, 2007 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2008, and are requesting that our stockholders ratify this appointment.

Summary of Audit, Audit-Related, Tax and All Other Fees

The Audit Committee reviews and approves all proposed audit and non-audit engagements and related fees of Deloitte. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the fiscal year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chairman to authorize such pre-approval and report on same at the following regularly scheduled meeting.

The following table summarizes the aggregate fees billed by Deloitte for professional services to the Company rendered during fiscal 2006 and 2005.

Fees	Fiscal Year 2006	Fiscal Year 2005
Audit Fees	$1,089,000	$1,069,000
Audit-Related Fees	102,000	84,000
Tax Fees
Tax Compliance Fees	224,000	164,000
Other Tax Services	--	--
All Other Fees	--	--

Total Fees	$1,415,000	$1,317,000

Audit Fees in fiscal 2006 and 2005 included fees related to the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in Quarterly Reports on Form 10-Q and Sarbanes-Oxley compliance services. Audit-Related Fees were for consultation on accounting standards or transactions and audits of employee benefit plans and Sarbanes-Oxley advisory services. Tax Fees were for tax-related services, consisting of compliance services (preparation or review of the Company’s tax returns, and other tax compliance matters). All of the services reflected in the table were pre-approved by the Audit Committee.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
COMPANY’S BOARD OF DIRECTORS

Donald H. Seiler, Chairman
Michael J. Bush
Sharon D. Garrett

EXECUTIVE AND DIRECTOR COMPENSATION

SUMMARY COMPENSATION TABLE

The following table provides certain summary information concerning compensation paid, accrued, or recognized as an expense by the Company for the 2006 fiscal year to or on behalf of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers, collectively referred to as the Named Executive Officers (“NEOs”).

Summary Compensation Table

						Non-Equity
						Incentive
						Plan	All Other
				Stock	Option	Compen-	Compen-
Name & Principal Position	Year	Salary (1)	Bonus (2)	Awards (3)	Awards (4)	sation (5)	sation (6)	Total
Michael Balmuth
Vice Chairman, President &
Chief Executive Officer	2006	$993,791	$0	$3,505,128	$2,358,163	$1,099,848	$212,763	$8,169,693

John G. Call
Senior Vice President &
Chief Financial Officer	2006	$452,310	$0	$188,904	$118,209	$367,054	$36,154	$1,162,631

Lisa Panattoni
Executive Vice President,
Merchandising	2006	$590,246	$0	$861,988	$321,910	$570,964	$52,003	$2,397,111

Barbara Rentler
Executive Vice President,
Merchandising	2006	$612,613	$0	$530,596	$231,120	$588,181	$47,682	$2,010,192

James S. Fassio
Executive Vice President
Property Development,
Construction and Store
Design	2006	$579,735	$100,000	$447,942	$220,909	$556,106	$71,697	$1,976,389

(1)	Salary consists of (i) base salary in effect during the fiscal year plus (ii) an additional amount paid as salary to reimburse the NEO for an annual premium payment by the NEO to purchase a life insurance policy held in an irrevocable life insurance trust established by the executive and an amount necessary to gross up the executive for any federal, state and local income tax liability attributable to the premium reimbursement amount.

	a.	Michael Balmuth: base salary - $959,875; premium reimbursement - $33,916

	b.	John G. Call: base salary - $449,625; premium reimbursement - $2,685

	c.	Lisa Panattoni: base salary - $586,042; premium reimbursement - $4,204

	d.	Barbara Rentler: base salary - $609,375; premium reimbursement - $3,238

	e.	James S. Fassio: base salary - $573,125; premium reimbursement - $6,610

(2)	For Mr. Fassio represents a bonus paid outside the Incentive Compensation Plan in March 2007 for fiscal 2006.

(3)	Stock award values reflect the amortization expense recognized by the Company during fiscal 2006 for unvested and outstanding restricted stock grants for each NEO as follows. The total value to be expensed over the amortization or vesting period for each award was determined by multiplying the number of shares of restricted stock granted by the closing price of Ross Stores, Inc. common stock as reported on Nasdaq on the date of grant.

	a.	Michael Balmuth: $926,868 related to 400,000 shares of restricted stock granted on January 30, 2003 with a total award value of $7,724,000 at grant date, which completed vesting in full on October 15, 2006; and $2,578,260 related to 279,623 shares of restricted stock granted on March 17, 2005 with a total award value of $8,000,014 at grant date.

	b.	John G. Call: $113,904 related to 20,646 shares of restricted stock granted on August 21, 2003 with a total award value of $500,046 at grant date and $75,000 related to 10,486 shares of restricted stock granted on March 17, 2005 with a total award value of $300,004 at grant date.

	c.	Lisa Panattoni: $839,988 related to 101,011 shares of restricted stock granted on January 3, 2005 with a total award value of $2,800,025 at grant date and $22,000 related to 34,130 shares of restricted stock granted on January 2, 2007 with a total award value of $1,000,009 at grant date.

	d.	Barbara Rentler: $18,748 related to 23,882 shares of restricted stock granted on March 21, 2002 with a total award value of $449,998 at grant date; $100,008 related to 21,032 shares of restricted stock granted on March 20, 2003 with a total award value of $400,029 at grant date; $99,996 related to 14,782 shares of restricted stock granted on January 5, 2004 with a total award value of $400,001 at grant date; $200,004 related to 27,885 shares of restricted stock granted on February 7, 2005 with a total award value of $800,021 at grant date; $83,340 related to 14,384 shares of restricted stock granted on March 16, 2006 with a total award value of $400,019 at grant date; and $28,500 related to 51,195 shares of restricted stock granted on January 2, 2007 with a total value of $1,500,014.

	e.	James S. Fassio: $10,422 related to 13,324 shares of restricted stock granted on March 21, 2002 with a total award value of $249,990 at grant date; $87,504 related to 18,402 shares of restricted stock granted on March 20, 2003 with a total award value of $350,006 at grant date; $75,012 related to 10,198 shares of restricted stock granted on March 17, 2004 with a total award value of $300,025 at grant date; $200,004 related to 27,885 shares of restricted stock granted on February 7, 2005 with a total award value of $800,021 at grant date; and $75,000 related to 14,384 shares of restricted stock granted on March 16, 2006 with a total award value of $400,020 at grant date.

(4)	Option award values reflect the amortization expense recognized by the Company in accordance with FASB Statement No. 123(R), “Share-Based Payment” (“FAS 123(R)”), during fiscal 2006 for unvested and outstanding stock option grants for each NEO as follows. The total value to be expensed over the amortization or vesting period for each award was determined using the Black-Scholes option pricing model with the weighted average assumptions for expected life of the option from grant date, expected volatility, risk free interest rate and dividend yield disclosed in the Company’s Form 10-Q’s and Form 10-K’s on file with the SEC for the quarterly periods covering each grant date. Except for Mr. Balmuth, all stock options vest monthly over three years from the grant date, with 16.7% of the shares vesting in year one; 33.3% of the shares vesting in year two and 50.0% vesting in year three.

	a.	Michael Balmuth: $979,956 related to a stock option for 800,000 shares granted on January 30, 2003 with a total award value of $6,220,576 at grant date, which completed vesting on October 15, 2006; and $1,378,207 related to a stock option award of 559,246 shares granted on March 17, 2005 with a total award value of $4,848,751 at grant date. For the 559,246 shares of unvested stock options, 40% of the shares will vest in equal monthly increments during the year ending March 17, 2008 and 60% of the shares will vest in equal monthly increments during the year ending March 17, 2009.

	b.	John G. Call: $4,096 related to a stock option for 24,000 shares granted on March 20, 2003, with a total award value of $149,489 at grant date which completed vesting on March 20, 2006; $30,855 related to a stock option award of 20,000 shares granted on March 17, 2004, with a total award value of $138,490 at grant date; $48,310 related to a stock option award of 20,000 shares granted on March 17, 2005, with a total award value of $132,211 at grant date; and $34,948 related to a stock option award of 14,000 shares granted on April 13, 2006, with a total award value of $129,403 at grant date.

	c.	Lisa Panattoni: $273,231 related to a stock option for 126,263 shares granted on January 3, 2005, with a total award value of $807,210 at grant date; and $48,679 related to a stock option award of 19,000 shares granted on March 16, 2006, with a total award value of $164,665 at grant date.

	d.	Barbara Rentler: $4,096 related to a stock option for 24,000 shares granted on March 20, 2003, with a total award value of $149,489 at grant date which completed vesting on March 20, 2006; $41,066 related to a stock option award of 34,000 shares granted on January 5, 2004, with a total award value of $218,017 at grant date which completed vesting on January 5, 2007; $137,280 related to a stock option for 58,557 shares granted on February 7, 2005, with a total award value of $388,173 at grant date; and $48,678 related to a stock option award of 19,000 shares granted on March 16, 2006, with a total award value of $164,665 at grant date.

	e.	James S. Fassio: $4,096 related to a stock option for 24,000 shares granted on March 20, 2003, with a total award value of $149,489 at grant date which completed vesting on March 20, 2006; $30,855 related to a stock option award of 20,000 shares granted on March 17, 2004, with a total award value of $138,490 at grant date; $137,280 related to a stock option award of 58,557 shares granted on February 7, 2005, with a total award value of $388,173 at grant date; and $48,678 related to a stock option award of 19,000 shares granted on March 16, 2006, with a total award value of $164,665 at grant date.

(5)	Non-Equity Incentive Plan Compensation reflects cash incentive awards earned and accrued under the Ross Stores, Inc. Second Amended and Restated Incentive Compensation Plan for 2006, which qualifies as a performance-based plan for deductibility under Section 162(m) of the Internal Revenue Code.

(6)	All Other Compensation is described in the table that follows.

All Other Compensation

	Perquisites &		Dividends/Earnings
	Other Personal	Tax Reimbursements	on Stock/Option	TOTAL All Other
Name & Principal Position	Benefits (1)	(2)	Awards (3)	Compensation
Michael Balmuth
Vice Chairman, President &
Chief Executive Officer	$50,528	$51,925	$110,310	$212,763

John G. Call
Senior Vice President &
Chief Financial Officer	$27,867	$1,311	$6,976	$36,154

Lisa Panattoni
Executive Vice President,
Merchandising	$23,794	$6,391	$21,818	$52,003

Barbara Rentler
Executive Vice President,
Merchandising	$27,159	$1,217	$19,306	$47,682

James S. Fassio
Executive Vice President
Property Development,
Construction and Store Design	$44,738	$10,019	$16,940	$71,697

(1)	A detailed listing of perquisites paid to each NEO during 2006 is contained in the next table that follows.

(2)	Tax reimbursements represent amounts paid to the NEOs to compensate them for the income tax cost associated with certain perquisites provided to them during fiscal 2006.

(3)	Amounts paid represent dividend payments on unvested shares of restricted stock held by each NEO that are reportable as W-2 income to the individuals.

The following table details all perquisites provided to each NEO. All perquisites are valued based on the actual cost to the Company.

Perquisites

	Estate Tax/
	Financial	Car Service	Executive	Association	Umbrella
Name & Principal	Planning	or Commute	Health	and Dues	Liability	Moving	Total
Position	Services	Benefits	Benefits	Expenses	Insurance	Expenses	Perquisites
Michael Balmuth	$12,155	$17,971	$18,471	$0	$1,931	$0	$50,528
Vice Chairman,
President & Chief
Executive Officer

John G. Call	$2,296	$0	$24,927	$0	$644	$0	$27,867
Senior Vice President &
Chief Financial Officer

Lisa Panattoni	$8,993	$2,932	$8,975	$0	$644	$2,250	$23,794
Executive Vice
President,
Merchandising

Barbara Rentler	$0	$1,588	$24,927	$0	$644	$0	$27,159
Executive Vice
President,
Merchandising

James S. Fassio	$15,000	$0	$24,927	$4,167	$644	$0	$44,738
Executive Vice
President Property
Development,
Construction and Store
Design

All perquisites provided to executive officers are valued at the actual cost of each expense to the Company and are reviewed annually. In general, executive officers including the CEO are provided with reimbursement for financial planning in an annual amount of up to $20,000 for the CEO, up to $15,000 for executive vice presidents and up to $10,000 for senior vice presidents (plus individual income tax gross ups on these financial planning expenses), executive medical plan benefits, reimbursement for expenses related to certain association or club dues, and an umbrella personal liability insurance policy. In addition, certain executive officers in the Company’s New York Buying Offices receive transportation services to and from the Company’s New York City offices. Relocation benefits and income tax gross-ups are individually negotiated when relocation occurs.

We believe that good financial planning by experts reduces the amount of time and attention that senior management must spend on that topic and maximizes the net financial reward to the employee of the compensation received from us. The use by certain executives of transportation services to and from our New York Buying Offices enhances their contributions to the business by saving them time that is not spent being encumbered by traffic or parking while also allowing them to work while in transit. The executive medical plan is part of our overall executive health benefit package for all associates at the level of vice president and above.

We also lease a number of hours through a time-share arrangement for private aviation transportation for the CEO and other executive officers that is used for business purposes to facilitate timely travel to store locations, distribution centers, buying offices and other corporate facilities. Occasionally family members may join executives on private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. In addition, our executive officers are provided with first class business travel on commercial airlines to make their in-transit travel time more conducive for work-related activities. Corporate housing and a Company-owned automobile are also made available for use by our CEO near the Pleasanton, California corporate headquarters in light of his frequent travel between the New York Buying Offices and the corporate headquarters. This housing and automobile are used by him exclusively for business purposes and help facilitate effectiveness for our CEO to conduct his work while in California.

In addition, after ten years of service, and every five years thereafter, officers at the vice president level and above are entitled to two additional weeks of paid extended time off in addition to their regularly accrued vacation benefits. These two weeks can be combined with two weeks of regular paid vacation to facilitate a four-week period of extended time off.

DISCUSSION OF SUMMARY COMPENSATION TABLE

Base salary paid to each NEO is initially determined by the terms of each executive’s employment agreement with the Company, and reviewed for merit adjustments as part of the annual focal review process for all executives. Following is a summary of the terms of the employment agreement for each of our current NEOs regarding compensation. For a discussion of the terms of their employment agreements regarding termination of employment and change in control, please see “Potential Payments Upon Termination or Change in Control” below.

Employment Agreements.

Michael Balmuth. The Company and Michael Balmuth, Vice Chairman of the Board, President and Chief Executive Officer, entered into an employment agreement on May 31, 2001 that was most recently amended effective May 18, 2005. The current term runs through January 29, 2009. Upon notice from Mr. Balmuth at specified times, the Board will consider extending the term of the employment agreement for successive two-year periods. The employment agreement provides that Mr. Balmuth will receive an annual salary of not less than $938,000, subject to annual increases as part of the Company’s annual review process.

John G. Call. The Company most recently entered into an employment agreement with John G. Call, Senior Vice President and Chief Financial Officer, effective April 1, 2006, which extends through March 31, 2009. The agreement provides that Mr. Call will receive an annual salary of not less than $451,000, subject to annual increases as part of the Company’s annual review process.

Lisa Panattoni. The Company most recently entered into an employment agreement with Lisa Panattoni, Executive Vice President, Merchandising, effective January 1, 2007. The current term extends through March 31, 2011. The agreement provides that Ms. Panattoni will receive an annual salary of not less than $685,000, subject to annual increases as part of the Company’s annual review process.

Barbara Rentler. The Company most recently entered into an employment agreement with Barbara Rentler, Executive Vice President, Merchandising, effective January 1, 2007, which extends through March 31, 2011. The agreement provides that Ms. Rentler will receive an annual salary of not less than $750,000, subject to annual increases as part of the Company’s annual review process.

James S. Fassio. The Company most recently entered into an employment agreement with James S. Fassio, Executive Vice President, Property Development, Construction and Store Design, effective February 7, 2005, which extends through March 31, 2009. The agreement provides that Mr. Fassio will receive an annual salary of not less than $560,000, subject to annual increases as part of the Company’s annual review process.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR

The following table provides information with respect to the potential payout to our NEOs under non-equity incentive plan awards. For fiscal 2006, the Committee established goals under the Incentive Compensation Plan that provided the opportunity for the NEOs to receive cash incentive bonuses ranging from 55% to 75% of base salary at target, depending on their position, based on achievement of the target for pre-tax earnings. Under the Plan, if actual pre-tax earnings exceed the target, a maximum of up to two times each officer’s target award may be paid based on the actual results achieved relative to the target. If actual pre-tax earnings are below the pre-established target but above the minimum threshold required, then the cash incentive bonuses are less than the targeted range of 55% to 75% of base salary. There would be no payment under the Plan if pre-tax earnings fell below the threshold.

This table also provides information concerning grants of restricted stock awards and non-qualified stock options made under the Company’s 2004 Equity Incentive Plan during the 2006 fiscal year. During 2006, the stock option awards made to Mr. Call on April 13, 2006 and Ms. Panattoni on March 16, 2006, and the stock option and restricted stock awards made to Ms. Rentler and Mr. Fassio on March 16, 2006 were made as part of the annual focal review process. The restricted stock awards made on January 2, 2007 to Ms. Rentler and Ms. Panattoni were in connection with their promotions to more senior levels of responsibility in the merchandise organization.

Grants of Plan-Based Awards
		Estimated Potential Payouts Under			Estimated Future Payouts Under			All Other
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Stock	All Other
								Awards:	Option
								Number	Awards:
								of	Number of	Exercise or	Grant Date
								Shares	Securities	Base Price	Fair Value of
								of Stock	Underlying	of Option	Stock and
Name &		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Principal Position	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#) (4)	($/Sh) (5)	Awards (6)
Michael Balmuth	3/16/2006	$373,844	$747,687	$1,495,375				0	0	n/a	n/a
Vice Chairman,
President & Chief
Executive Officer

John G. Call	3/16/2006	$124,763	$249,527	$499,053
Senior Vice	4/13/2006								14,000	$29.66	$129,403
President &
Chief Financial
Officer

Lisa Panattoni	3/16/2006	$195,317	$390,635	$781,269
Executive Vice	3/16/2006								19,000	$27.81	$164,665
President,	1/2/2007							34,130			$1,000,009
Merchandising

Barbara Rentler	3/16/2006	$200,873	$401,746	$803,492
Executive Vice	3/16/2006								19,000	$27.81	$164,665
President,	3/16/2006							14,384			$400,019
Merchandising	1/2/2007							51,195			$1,500,014

James S. Fassio	3/16/2006	$189,023	$378,046	$756,093
Executive Vice	3/16/2006								19,000	$27.81	$164,665
President	3/16/2006							14,384			$400,019
Property
Development,
Construction and
Store Design

(1)	Represents the potential payout under the Company’s Incentive Compensation Plan for each NEO at threshold, target and maximum relative to the target for pre-tax earnings based on the formula approved by the Compensation Committee on March 16, 2006.

(2)	There were no performance share awards granted in fiscal 2006.

(3)	Represents the number of shares of restricted stock granted to each NEO during the fiscal year with the following vesting terms:

	a.	Ms. Panattoni: 34,130 shares granted on January 2, 2007 with a grant value of $1,000,009 that vest as follows: 17,065 shares on March 31, 2010 and 17,065 shares on March 31, 2011.

	b.	Ms. Rentler: 14,384 shares granted on March 16, 2006 with a grant value of $400,019 that cliff vest in full on March 16, 2010; and 51,195 shares granted on January 2, 2007 with a grant value of $1,500,014 that cliff vest in full on March 31, 2011.

	c.	Mr. Fassio: 14,384 shares granted on March 16, 2006 with a grant value of $400,019 that vest as follows: 7,192 shares on March 16, 2010 and 7,192 shares on March 16, 2011.

(4)	All option grants reflected in the table vest over three years from the date of grant as follows: 16.7% of the shares vest monthly in year 1; 33.3% of the shares vest monthly in year 2; and 50.0% of the shares vest monthly in year 3.

(5)	All option grants have an exercise price equal to the closing price of Ross Stores, Inc. common stock as reported on NASDAQ on the date of grant.

(6)	The total value at grant of stock options, to be expensed over the amortization or vesting period for each award of the option, was determined using the Black-Scholes option price model with the weighted average assumptions for expected life from grant date, expected volatility, risk free interest rate and dividend yield as disclosed in the Company’s Form 10-Q’s and Form 10-K’s on file with the SEC for the quarterly periods covering each grant date. The value for restricted stock awards, to be expensed over the amortization or vesting period for each award was determined by multiplying the number of shares granted by the closing price of Ross Stores, Inc. common stock as reported on NASDAQ on the grant date.

(7)	The Board of Directors has the ability to change the terms of outstanding options. See discussion concerning Employment Agreements in Compensation Discussion and Analysis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information with respect to the outstanding vested and unvested stock options and the unvested restricted stock held by our NEOs as of February 3, 2007, the last day of the Company’s 2006 fiscal year. Stock options become exercisable only as they vest.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
								Number of	Payout Value
	Number of	Number of				Number		Unearned	of Unearned
	Securities	Securities				of Shares		Shares,	Shares,
	Underlying	Underlying				or Units of	Market Value	Units, or	Units, or
	Unexercised	Unexercised				Stock that	of Shares or	Other Rights	Other Rights
	Options (#)	Options (#)	Option		Option	Have Not	Units of Stock	that Have	that Have
Name & Principal	Exercisable	Unexer-	Exercise	Option Grant	Expiration	Vested (#)	that Have Not	Not Vested	Not Vested
Position	(1)	cisable (2)	Price ($)	Date	Date	(3)	Vested(4) ($)	(#)	($)
Michael Balmuth	160,000	0	$19.31	01/30/2003	01/30/2013	279,623	$9,115,710	0	0
Vice Chairman,		559,246	$28.61	03/17/2005	03/17/2015
President & Chief
Executive Officer
Total:	160,000	559,246

John G. Call	20,000	0	$10.50	03/19/1998	03/19/2008	22,872	$745,627	0	0
Senior Vice President	36,000	0	$10.83	03/17/1999	03/17/2009
& Chief Financial	45,000	0	$11.03	03/16/2000	03/16/2010
Officer	30,000	0	$9.88	03/22/2001	03/22/2011
	20,000	0	$18.89	03/21/2002	03/21/2012
	24,000	0	$19.02	03/20/2003	03/20/2013
	18,333	1,667	$29.42	03/17/2004	03/17/2014
	8,888	11,112	$28.61	03/17/2005	03/17/2015
	1,749	12,251	$29.66	04/13/2006	04/13/2016
Total:	203,970	25,030

Lisa Panattoni	68,394	57,869	$27.72	01/03/2005	01/03/2015	104,837	$3,417,686	0	0
Executive Vice	2,639	16,361	$27.81	03/16/2006	03/16/2016
President,
Merchandising
Total:	71,033	74,230

Barbara Rentler	26,000	0	$18.89	03/21/2002	03/21/2012	129,278	$4,214,463	0	0
Executive Vice	24,000	0	$19.02	03/20/2003	03/20/2013
President,	34,000	0	$27.06	01/05/2004	01/05/2014
Merchandising	27,652	30,905	$28.69	02/07/2005	02/07/2015
	2,639	16,361	$27.81	03/16/2006	03/16/2016
Total:	114,291	47,266

James S. Fassio	26,000	0	$18.89	03/21/2002	03/21/2012	70,869	$2,310,329	0	0
Executive Vice	24,000	0	$19.02	03/20/2003	03/20/2013
President, Property	18,333	1,667	$29.42	03/17/2004	03/17/2014
Development,	27,652	30,905	$28.69	02/07/2005	02/07/2015
Construction and	2,639	16,361	$27.81	03/16/2006	03/16/2016
Store Design
Total:	98,624	48,933

(1)	Represents stock options that are fully vested and unexercised as of the end of fiscal 2006.

	a.	Mr. Balmuth: The 160,000 shares of options at an exercise price of $19.31 were granted on January 30, 2003 and completed vesting on January 30, 2007.

(2)	Represents stock options that remain unvested and unexercisable as of the end of fiscal 2006.

	a.	Mr. Balmuth: The 559,246 shares of unvested stock options at an exercise price of $28.61 were granted on March 17, 2005, with 40% of the shares to vest monthly during the year ending March 17, 2008 and 60% of the shares to vest monthly during the year ending March 17, 2009.

	b.	Mr. Call, Ms. Panattoni, Ms. Rentler and Mr. Fassio: All stock options shown in the above table vest as follows: 16.7% vest in equal monthly increments during the first year after grant; 33.3% vest in equal monthly increments during the second year after grant; and 50.0% vest in equal monthly increments during the third year after grant.

(3)	Represents shares of unvested restricted stock held by each NEO as of the end of the fiscal year:

	a.	Mr. Balmuth: Consists of 111,850 shares that vest on October 15, 2007 and 167,773 shares that vest on October 15, 2008.

	b.	Mr. Call: Consists of 12,386 shares that vest on August 21, 2007 and 10,486 shares that vest on March 17, 2009.

	c.	Ms. Panattoni: Consists of 30,303 shares that vest on January 3, 2008; 40,404 shares that vest on January 3, 2009; 17,065 shares that vest on March 31, 2010 and 17,065 shares that vest on March 31, 2011.

	d.	Ms. Rentler: Consists of 21,032 shares that vest on March 20, 2007, 14,782 shares that vest on January 5, 2008; 27,885 shares that vest on February 7, 2009; 14,384 shares that vest on March 16, 2010 and 51,195 shares that vest on March 31, 2011.

	e.	Mr. Fassio: Consists of 18,402 shares that vest on March 20, 2007; 10,198 shares that vest on March 17, 2008; 27,885 shares that vest on February 7, 2009; 7,192 shares that vest on March 16, 2010 and 7,192 shares that vest on March 16, 2011.

(4)	The market value of the unvested shares is calculated by multiplying the number of shares by the closing price of Ross Stores, Inc. common stock of $32.60 on February 2, 2007 (the last trading day of the fiscal year) as reported on NASDAQ.

OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to our NEOs concerning the number of shares and the value realized upon the exercise of stock options and upon the vesting of restricted stock during the fiscal year ended February 3, 2007:

Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of
	Shares Acquired	Value Realized on	Number of Shares	Value Realized
Name &	on Exercise	Exercise	Vested during the Fiscal Year	on Vesting
Principal Position	(#)	($) (1)	(#) (2)	($) (3)
Michael Balmuth	440,000	$4,924,670	240,000	$7,340,616
Vice Chairman, President &
Chief Executive Officer

John G. Call	60,000	$1,314,880	8,260	$203,526
Senior Vice President &
Chief Financial Officer

Lisa Panattoni	0	$0	20,202	$638,181
Executive Vice President,
Merchandising

Barbara Rentler	21,866	$403,321	23,822	$665,348
Executive Vice President,
Merchandising

James S. Fassio	25,000	$532,689	13,324	$369,626
Executive Vice President
Property Development,
Construction and Store Design

(1)	The value realized from the exercise of stock options is calculated by multiplying the number of exercised shares by the difference between either the sale price (for a same-day-sale transaction), or the closing price as reported on NASDAQ of Ross Stores, Inc. common stock on the date of exercise, and the exercise price.

(2)	Represents the number of shares of restricted stock held by each NEO that vested during the fiscal year.

(3)	The value realized on vesting represents the number of shares of restricted stock that vested during fiscal 2006 multiplied by the closing price of Ross Stores, Inc. common stock as reported on NASDAQ on the applicable vesting date.

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information with respect to the NEOs concerning their participation in the Company’s Non-Qualified Deferred Compensation Plan and their activity in terms of contributions, aggregate earnings during the year, any withdrawal activity and their account balances as of February 3, 2007. The Company made no contributions to the earnings reflected in the table during fiscal 2006.

Non-Qualified Deferred Compensation
	Account	Executive	Registrant	Aggregate	Aggregate	Aggregate
Name &	Balance at	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Principal Position	1/29/2006	Last FY (1)	Last FY	Last FY	Distributions	2/3/2007
Michael Balmuth	$616,814	$0	$0	$31,552	$0	$648,366
Vice Chairman, President &
Chief Executive Officer

John G. Call (1)	$672,803	$101,682	$0	$64,661	$0	$839,146
Senior Vice President & Chief
Financial Officer

Lisa Panattoni	$0	$0	$0	$0	$0	$0
Executive Vice President,
Merchandising

Barbara Rentler	$0	$0	$0	$0	$0	$0
Executive Vice President,
Merchandising

James S. Fassio	$5,321,809	$0	$0	$579,945	$0	$5,901,754
Executive Vice President
Property Development,
Construction and Store Design

(1)	Contributions by Mr. Call were 100% from bonus earned under the Incentive Compensation Plan for the 2005 fiscal year that was subsequently paid in March 2006 based on the level of pre-tax earnings achieved relative to the pre-established target established in March 2005.

Under the terms of the Company’s Non-Qualified Deferred Compensation Plan (the “NQDC Plan”), all executive officers and vice presidents are eligible to defer up to 100% of their base salary and up to 100% of their annual incentive bonus earned during the year, at their election. The executive can choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to twelve months after the executive officer’s termination from the Company, at which time the aggregate balance in the executive’s NQDC Plan account pays out either in a lump sum or in annual installments of up to a maximum of ten years, as elected by the executive.

Executive officers are eligible for a Company match for their NQDC Plan contributions to the extent that the executive officer did not receive the full Company match for which employees are eligible under the Company’s 401(k) Plan. In fiscal 2006, none of our NEOs received such a match.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the “Discussion of Summary Compensation Table,” we have entered into employment agreements with each of our NEOs. These agreements provide for certain payments and other benefits if an NEO’s employment terminates under circumstances specified in the agreement or if there is a “change in control” of the Company. The following table describes and quantifies estimated potential payments and benefits that would become payable under the NEOs’ employment agreements if the NEOs’ employment terminated on February 2, 2007, the last business day of our most recently completed fiscal year, or if a change in control occurred on that date. The amounts contained in the table are based on each NEO’s period of service and compensation as of February 2, 2007 and, where applicable, the Company’s closing stock price on that date. The table presents estimates of incremental amounts that would become payable had a triggering event occurred on February 2, 2007 and does not include amounts that were earned and payable as of that date regardless of the occurrence of a triggering event. The actual amounts to be paid in any instance can only be determined at the time of a triggering event.

Potential Payments upon Termination or Change in Control
						Termination
		Termination		Termination		without Cause
		Without Cause,	Termination upon	for Cause,	Change	or for Good
		for Good	Non-Renewal	Voluntary	in Control	Reason Following
Name &		Reason or	of Employment	Resignation	Regardless of	a Change in
Principal Position	Type of Payment	Disability	Agreement	or Death	Termination	Control
Michael Balmuth	Cash Severance (1)	$3,489,206	$0	$0	$0	$3,489,206
Vice Chairman, President	Equity Acceleration (2)	$7,773,586	$5,542,194	$0	$9,115,710	$2,231,391
& Chief Executive Officer	Estate/Financial Planning (3)	$520,000	$520,000	$520,000	$0	$520,000
	Health / Welfare Payments (4)	$860,161	$860,161	$860,161	$0	$860,161
	Transaction Payment (5)	$0	$0	$0	$3,000,000	$0
	Gross Up on Excise Tax (6)	n/a	n/a	n/a	$0
	Total:	$12,642,953	$6,922,355	$1,380,161	$12,115,710	$7,100,758

John G. Call	Cash Severance (1)	$1,516,240	$0	$0	$0	$1,516,240
Senior Vice President &	Equity Acceleration (2)	$595,412	$509,763	$0	$745,627	$85,649
Chief Financial Officer	Estate/Financial Planning (3)	$0	$0	$0	$0	$20,000
	Health / Welfare Payments (4)	$0	$0	$0	$0	$49,854
	Transaction Payment (5)	$0	$0	$0	$1,000,080	$0
	Gross Up on Excise Tax (6)	n/a	n/a	n/a	$1,084,352
	Total:	$2,111,652	$509,763	$0	$2,830,059	$1,671,743

Lisa Panattoni	Cash Severance (1)	$4,726,334	$0	$0	$0	$4,726,334
Executive Vice President,	Equity Acceleration (2)	$1,785,602	$1,399,163	$0	$3,417,686	$386,438
Merchandising	Estate/Financial Planning (3)	$0	$0	$0	$0	$62,342
	Health / Welfare Payments (4)	$0	$0	$0	$0	$37,303
	Transaction Payment (5)	$0	$0	$0	$1,500,000	$0
	Gross Up on Excise Tax (6)	n/a	n/a	n/a	$2,990,736
	Total:	$6,511,936	$1,399,163	$0	$7,908,422	$5,212,418

Barbara Rentler	Cash Severance (1)	$5,165,459	$0	$0	$0	$5,165,459
Executive Vice President,	Equity Acceleration (2)	$1,824,991	$1,625,786	$0	$4,214,463	$199,205
Merchandising	Estate/Financial Planning (3)	$0	$0	$0	$0	$62,342
	Health / Welfare Payments (4)	$0	$0	$0	$0	$103,600
	Transaction Payment (5)	$0	$0	$0	$1,500,000	$0
	Gross Up on Excise Tax (6)	n/a	n/a	n/a	$3,457,384
	Total:	$6,990,450	$1,625,786	$0	$9,171,847	$5,530,606

James S. Fassio	Cash Severance (1)	$2,069,177	$0	$0	$0	$2,069,177
Executive Vice President,	Equity Acceleration (2)	$1,570,868	$1,366,363	$0	$2,310,329	$204,505
Property Development,	Estate/Financial Planning (3)	$0	$0	$0	$0	$30,000
Construction and Store	Health / Welfare Payments (4)	$0	$0	$0	$0	$49,854
Design	Transaction Payment (5)	$0	$0	$0	$1,500,000	$0
	Gross Up on Excise Tax (6)	n/a	n/a	n/a	$0
	Total:	$3,640,045	$1,366,363	$0	$3,810,329	$2,353,536

(1)	Cash severance is equal to the sum of the NEO’s salary and annual bonus payable for the period beginning on February 3, 2007, the day following the assumed employment termination date, and ending on the last day of the current term of employment under each NEO’s respective employment agreement, except that in the case of a termination following a change in control the cash severance is paid for no less than two years following the NEO’s employment termination date. The annual bonus amount is determined in accordance with the NEO’s employment agreement, as described below. The cash severance amounts reflected in the table do not include the additional payments triggered by a change in control of the Company without regard to termination of employment. These additional payments are reported as “transaction payments,” as described in note 5 below. The annual salary rates (including the life insurance premium reimbursement treated as salary, as described in footnote 1 to the Summary Compensation Table) as of February 3, 2007 upon which the cash severance is determined are: Mr. Balmuth, $996,916, Mr. Call, $453,685, Ms. Panattoni,

$689,204, Ms. Rentler, $753,238 and Mr. Fassio, $581,610. The annual bonus rates upon which the cash severance is determined, as provided by their respective employment agreements described below, are: Mr. Balmuth, $747,687 (75% of salary), Mr. Call, $249,527 (55% of salary), Ms. Panattoni, $447,983 (65% of salary), Ms. Rentler, $489,605 (65% of salary) and Mr. Fassio, $378,046 (65% of salary). The remaining term of employment or minimum term upon which the cash severance is determined, as provided by their respective employment agreements are: Mr. Balmuth, 2 years, Mr. Call, 2.15616 years, Ms. Panattoni, 4.15616 years, Ms. Rentler, 4.15616 years and Mr. Fassio, 2.15616 years.

(2)	Equity acceleration represents the intrinsic value of the unvested stock options and restricted stock held by each NEO on the assumed termination date of February 2, 2007, the vesting of which would be accelerated upon the applicable triggering event to the extent provided by the terms of the NEO’s employment agreement (as described below). The amounts reflected in the “Change of Control Regardless of Termination” column assume that outstanding options are assumed by the acquiring or successor corporation and therefore are not subject to accelerated vesting on a “single trigger” basis. See “Applicable Terms of Equity Awards” below. The value of each share subject to accelerated stock option vesting is based on the difference between our common stock’s closing market price of $32.60 on February 2, 2007 and the option’s exercise price per share. The value of each share subject to accelerated restricted stock vesting is equal to the February 2, 2007 closing market price. The number of shares remaining unvested under each NEO’s stock option and restricted stock awards is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table.

(3)	These amounts represent continued reimbursement by the Company of the NEO’s estate and financial planning expenses for the period provided by the NEO’s employment agreement, as described below. The amounts presented assume each NEO receives the maximum annual benefit provided by the Company, as follows: Mr. Balmuth, $20,000, Mr. Call, $10,000, and $15,000 for each of Ms. Panattoni, Ms. Rentler and Mr. Fassio. Mr. Balmuth is entitled to lifetime benefits, assumed to be provided for his life expectancy of 26 years, and each of the other NEOs is entitled to two years of benefits upon a termination of employment following a change in control.

(4)	In accordance with Mr. Balmuth’s employment agreement described below, the amounts included in the table for Mr. Balmuth reflect the lifetime provision at the Company’s expense for Mr. Balmuth and his spouse of executive medical, dental, vision, mental health insurance, life insurance, accidental death and dismemberment insurance, travel insurance, group excess personal liability insurance and certain “matching contributions” (as that term is defined by his employment agreement), to the extent provided to him at the date of the applicable event. This value was calculated based on the current annual cost of those benefits of $33,083 and life expectancies of 26 years for each of Mr. Balmuth and his spouse. For the other NEOs, the amounts in the table reflect medical, dental, vision and mental health insurance coverage for two years following an assumed termination date of February 2, 2007.

(5)	The transaction payments are additional cash compensation paid on a “single trigger” basis following a change in control of the Company. These amounts are not conditioned on termination of employment and are paid as additional salary for a period of two years or until the NEO voluntarily resigns (except for Mr. Balmuth), dies or is terminated for cause. For the purposes of this table, a change in control is assumed to occur on February 2, 2007, and the transaction payment period is assumed to commence on February 3, 2007. The annual transaction payments are: Mr. Balmuth, $1,500,000, Mr. Call, $500,040, Ms. Panattoni, $750,000, Ms. Rentler, $750,000 and Mr. Fassio, $750,000.

(6)	NEOs may be subject to a federal excise tax on compensation they receive in connection with a change in control of the Company. The value determined in accordance with Section 280G of the Internal Revenue Code of payments and benefits provided to an NEO that are contingent upon a change in control or a closely related event, such as termination of employment, may be subject to a 20% excise tax to the extent of the excess of such value over the NEO’s average annual taxable compensation from the Company for the five years preceding the year of the change in control (or such shorter period as the NEO was employed by the Company) if the total value of such payments and benefits equals or exceeds an amount equal to three times such average annual taxable compensation. As described below, an NEO who incurs any such excise tax will be entitled to receive from the Company a “gross-up payment” in an amount necessary to place him or her in the same after-tax position had no portion of such contingent payments been subject to excise tax. The amount of the gross-up payments in the table are based on a Section 4999 excise tax rate of 20%, the maximum federal marginal income tax rate of 35% and the maximum marginal rate of the applicable state (and city if applicable) income tax after adjustment to reflect the deductibility of state and city income tax for federal income tax purposes (i.e., an adjusted California income tax rate of 6.695% applicable to Mr. Call and Mr. Fassio, and an adjusted New York income tax rate of 6.8237% applicable to Mr. Balmuth, Ms. Panattoni and Ms. Rentler). In accordance with the NEO employment agreements, Medicare tax and the phase-out of itemized deductions have not been taken into account. For the purposes of this calculation, it is assumed that the amounts subject to Section 280G will not be discounted as attributable to reasonable compensation, that no value will be attributed to any non-competition agreement applicable to the NEO, and that equity awards granted during the one-year period before the change in control will not be treated as contingent upon the change in control. A portion of the gross-up on excise tax will be paid upon a change in control and the balance upon termination of employment following a change in control.

Triggering Events

The right to payments and benefits upon termination of employment described in the table depend upon the circumstances of an NEO’s termination. These circumstances are defined in each NEO’s employment agreement, and include the following:

  Termination without Cause: We will have terminated an NEO without cause if we terminate the NEO’s employment for any reason other than “cause” or the NEO’s disability or death.

  Termination for Cause: We will have “cause” for termination if an NEO continuously fails to perform his or her duties or intentionally engages in illegal or grossly negligent conduct that is materially injurious to the Company. Prior to such termination, we are required to give the NEO a specified notice, and the NEO must have failed to cure his or her conduct, to the extent a cure is possible, within a specified period.

  Termination for Good Reason: An NEO may resign for “good reason” within six months after any of the following events: (1) the Company’s failure to comply with any material provision of the NEO’s employment agreement within ten days after written notice to the Company of its failure; (2) a significant diminishment in the nature or scope of the NEO’s position without his or her consent; or (3) without his or her consent, a relocation of the NEO’s principal place of employment by more than 25 miles (40 miles in the case of Mr. Balmuth) or outside of the New York area in the case of Ms. Panattoni and Ms. Rentler. In addition, Mr. Balmuth’s agreement permits him to resign for good reason if he is not elected Chairman of the Board of Directors when Mr. Ferber ceases to fill that office.

  Termination Due to Disability: An NEO’s employment will have terminated due to disability if the NEO fails to perform his or her duties on a full-time basis for a period of six consecutive months as a result of a physical or mental illness or condition.

  Termination upon Non-Renewal of Employment Agreement: The NEOs’ employment agreements typically provide for an initial term of three or four years, subject to one or more extensions for additional consecutive terms of two years. However, an NEO’s employment agreement will expire at the end of its then current term if either the NEO fails to request an extension of the employment agreement term or the Board of Directors does not approve the extension.

  Voluntary Resignation: An NEO’s employment terminates as a result of voluntary resignation if the NEO resigns for any reason other than “good reason” or disability.

In addition to payments and benefits resulting from the employment termination circumstances described above, the NEOs’ employment agreements provide for certain payments and benefits in connection with a change in control of the Company. These payments and benefits have either a “single trigger” or a “double trigger,” as follows:

  Change in Control without Regard to Termination: As described below, the NEOs’ employment agreements provide for specified payments and benefits on a “single trigger” basis, meaning that they are triggered by the occurrence of a change in control of the Company and are not conditioned on the NEO’s subsequent termination of employment. The NEO employment agreements provide that a “change in control” of the Company occurs if (1) any person or group acquires more than 30% of the total fair market value or voting power of the Company’s stock, (2) the Company is a party to a merger after which the Company’s stockholders do not retain at least a majority of the voting stock of the surviving company, or (3) there is a sale, exchange or transfer of substantially all of the Company’s assets.

  Termination without Cause or for Good Reason following Change in Control: In addition to the payments and benefits provided on a “single trigger” basis, the NEOs’ employment agreements provide for certain payments and benefits on a “double trigger” basis. These additional payments and benefits are provided if, within one year following a change in control (or, in the case of NEOs other than Mr. Balmuth, within the period beginning one month prior to and ending twelve months after the change in control), the NEO’s employment is terminated without cause or the NEO resigns for good reason.

Employment Agreement with Mr. Balmuth

Our agreement with Mr. Balmuth provides that if his employment is terminated without cause, he resigns for good reason, or his employment terminates due to disability, he would be entitled to continued payment of his then current salary through the remaining term of his employment agreement. He would also be entitled to continued payment of an annual bonus through the remainder of the agreement term, with the bonus amount being determined by the greater of his bonus for the year prior to his termination or the bonus he would have earned for the year of his termination had his employment continued, but in any case not to exceed 100% of his target bonus for whichever of those two years has the lesser target bonus. In addition, all of Mr. Balmuth’s stock options would vest in full, and he would vest in a pro rata portion of his restricted stock awards based on the number of full months of his employment between each award’s grant date and his termination of employment.

If Mr. Balmuth’s employment agreement expires as a result of its non-renewal, he would be entitled to any compensation and benefits earned through the date of expiration. In addition, he would vest in a pro rata portion of his restricted stock awards. His stock options would cease to vest as of his employment termination date.

If Mr. Balmuth is terminated for cause, resigns voluntarily other than for good reason, or dies, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date. The vesting of his stock options would cease as of the termination date, and any unvested restricted stock awards would be forfeited.

In addition to the payments and benefits described above, under the terms of his employment agreement, Mr. Balmuth and his spouse will continue to be eligible for certain Company-paid benefits until their respective deaths, regardless of the reason for Mr. Balmuth’s termination of employment. These benefits include executive medical, dental, vision and mental health insurance, life insurance, accidental death and dismemberment insurance, travel insurance, group excess personal liability insurance, estate planning expense reimbursements and certain “matching contributions” (as that term is defined in his agreement).

If the Company undergoes a change in control, the term of Mr. Balmuth’s employment agreement will continue until the later of the date two years after the change in control or the expiration of the agreement’s then current term. Mr. Balmuth would be entitled to continued payment of his then current salary and annual bonus during this period. In addition to these payments, Mr. Balmuth would receive as additional salary the sum of $1,500,000 per year for two years after the effective date of the change in control or until he dies or is terminated for cause. All shares of restricted stock held by Mr. Balmuth would become fully vested, and all unvested stock options held by Mr. Balmuth would either be assumed by the acquiring or successor corporation or become fully vested as described below under “Applicable Terms of Equity Award Plans.”

If within one year following a change in control of the Company, Mr. Balmuth’s employment is terminated either by the Company without cause or he resigns for any reason, in addition to the compensation and benefits triggered by the change in control as described above, Mr. Balmuth would be entitled to a lump sum payment equal to the product of (a) the sum of (i) his then current salary plus (ii) the greater of the most recent annual bonus paid to him or his target bonus for the fiscal year in which such termination occurs, and (b) the greater of two or the number of full and partial years remaining under the term of his employment agreement. Further, all stock options held by Mr. Balmuth would become fully vested and would remain exercisable for a period of two years from the date of his termination.

Mr. Balmuth’s employment agreement provides that if he becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as a result of any payments and benefits he receives under his employment agreement or any other Company plan or agreement, then the Company will pay to Mr. Balmuth a “gross-up payment.” The gross-up payment will be in an amount necessary to place him in the same after-tax position had no portion of such payments and benefits been subject to the excise tax.

Employment Agreements with Mr. Call, Ms. Panattoni, Ms. Rentler and Mr. Fassio

Our agreements with Mr. Call, Ms. Panattoni, Ms. Rentler and Mr. Fassio provide that if the NEO’s employment is terminated without cause, he or she resigns for good reason, or his or her employment terminates due to disability, the NEO would be entitled to continued payment of his or her then current salary through the remaining term of the employment agreement. The NEO would also be entitled to continued payment of an annual bonus through the remainder of the agreement term, with the bonus amount being determined by the greater of his or her bonus for the year prior to termination or the bonus that would have been earned for the year of termination had the NEO’s employment continued, but in any case not to exceed 100% of his or her target bonus for whichever of those two years has the lesser target bonus. In addition, all stock options held by the NEO would vest in full, and the NEO would vest in a pro rata portion of his or her restricted stock awards.

If the NEO’s employment agreement expires as a result of its non-renewal, he or she would be entitled to any compensation and benefits earned through the date of expiration. In addition, the NEO would be entitled to receive an annual bonus for the year of termination, pro rated for the portion of the bonus year elapsing prior to termination of employment. The amount of the bonus before proration would be determined by the greater of the NEO’s bonus for the year prior to termination or the bonus that would have been earned for the year of termination had the NEO’s employment continued, but in any case not to exceed 100% of his or her target bonus for whichever of those two years has the lesser target bonus. Further, the NEO would vest in a pro rata portion of his or her restricted stock awards based on the number of full months of employment between the date of grant and his or her termination date. The NEO’s stock options would cease to vest as of his or her employment termination date.

If the NEO is terminated for cause, resigns voluntarily other than for good reason, or dies, he or she would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date. The vesting of the NEO’s stock options would cease as of the termination date, and any unvested restricted stock awards would be forfeited.

Our agreements with Mr. Call, Ms. Panattoni, Ms. Rentler and Mr. Fassio provide that in the event there is a change in control of the Company, each NEO would be entitled to receive as additional salary a specified sum payable for two years after the effective date of the change in control or until the NEO voluntarily resigns or is terminated for cause. Such amounts are: Mr. Call, $500,040, Ms. Panattoni, $750,000, Ms. Rentler, $750,000 and Mr. Fassio, $750,000. Further, all restricted stock held by these NEOs would vest in full, and all unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below under “Applicable Terms of Equity Award Plans.”

If within a period beginning one month prior to and ending one year following a change in control of the Company, the NEO’s employment is terminated either by the Company without cause or he or she resigns for good reason, the NEO would be entitled to continued payment of his or her then current salary and an annual bonus for the greater of two years or the number of years remaining under the term of his or her employment agreement. The annual bonus amount would be determined by the greater of the NEO’s bonus for the year prior to termination or the bonus that would have been earned for the year of termination had the NEO’s employment continued, but in any case not to exceed 100% of his or her target bonus for whichever of those two years has the lesser target bonus. In addition, the NEO would be entitled to continuation of health care coverage at the Company’s expense and reimbursement of estate planning expenses for two years following his or her termination.

The NEOs’ employment agreements provide that if he or she becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as a result of any payments and benefits the NEO receives under his or her employment agreement or any other Company plan or agreement, then the Company will pay to the NEO a “gross-up payment.” The gross-up payment will be in an amount necessary to place the NEO in the same after-tax position had no portion of such payments and benefits been subject to the excise tax.

Applicable Terms of Equity Award Plans

Under the terms of our equity award plans, the Board of Directors generally has the discretion to provide for the acceleration of vesting in the event of a change in control or other circumstances determined by the Board in its discretion. Under the terms of the individual award agreements for each participant in our equity award plans, including executive officers, the Board has provided that, in the event of a change in control of the Company, any unvested shares of restricted stock will automatically become completely vested and the vesting of any outstanding stock options that are not assumed by the acquiring or successor corporation will be accelerated in full.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Executive Compensation Philosophy for the Company is intended to build a strong alignment between executive compensation and stockholder interests. To achieve this end, the executive compensation program is designed to:

  Attract, motivate, and retain a strong leadership team to create and sustain our business success in the challenging off-price apparel retailing market.

  Reinforce our high performance culture and values through focused accountability, in addition to rewards programs that are highly leveraged to deliver above market compensation opportunities for superior performance and results.

  Create alignment of interests between the executive leadership team and stockholders focused on longer-term shareholder value creation.

  Differentiate executive pay to recognize critical skills, contributions, and current and future potential impact on the organization’s success.

We operate in the challenging off-price apparel retailing industry, where we are the second largest retailer. To effectively compete in this environment, we need to attract and retain a senior management team that has the necessary background, qualifications, expertise and experience to effectively execute our off-price strategies in all facets of our operations.

The Company and the Compensation Committee of the Board of Directors (the “Committee”) have implemented executive compensation programs that are designed to align our executive officers’ pay with the longer-term strategic goals of the Company, recognize individual initiative and achievements, and assist us in attracting, motivating and retaining a group of high-performing executives.

The various components of our executive compensation program complement each other to form a comprehensive package that is intended to create effective incentives for achievement of short and longer-term corporate performance goals, promote long-term retention of key executives and optimize financial returns to stockholders.

A significant portion of the total potential compensation of our executive officers (that is, our NEOs and our other Executive Vice Presidents and Senior Vice Presidents) is in the form of annual incentive bonuses under the Incentive Compensation Plan that vary according to the Company’s achievement of pre-established pre-tax profit targets, and stock plan awards, which vary by position, individual performance and contribution levels. We believe that the components of the total compensation program for executives outlined in this report work together to enable us to attract, motivate and retain the executive talent necessary to successfully execute our strategies over the longer term in a challenging retail environment.

To meet these objectives, our executive compensation packages include the following three primary elements, as well as other perquisites and benefits offered to senior executive officers.

1.	Base Salary – A fixed cash compensation amount that is competitive with the markets in which we compete for executive talent. Base pay recognizes individual skills, competencies, experience, job accountabilities, and organizational impact. Pay is adjusted periodically via both an annual focal review process and individual circumstances. During fiscal 2006, the base salary paid to the NEOs as a group increased 4% over the prior year.

2.	Annual Incentives – A short-term cash incentive compensation plan, the “Incentive Compensation Plan,” designed to link executive rewards for the entire executive team with the achievement of annual Company performance targets. Our annual incentive bonus component focuses on achievement of a target for pre-tax earnings. All executive officers are incented by the same financial metric, driving common goals and alignment across the senior leadership team. Senior executive levels in our organization have an increasingly higher proportion of total compensation at risk than lower levels. For fiscal 2006, cash incentives earned by our NEOs as a group under the Incentive Compensation Plan averaged 99% of the base salary earned by them during the fiscal year. The amount payable to them was determined by the level of actual pre-tax earnings achieved relative to the target established and approved by the Compensation Committee at their meeting on March 16, 2006. For fiscal 2006, our actual results were above the pre-tax earnings target, but below the maximum potential payout level (see Grants of Plan-Based Awards Table on page 16).

3.	Long-Term Incentives – A longer-term, multi-year component that historically has consisted of equity awards in the form of restricted stock and non-qualified stock option grants. Highly differentiated by individual, these awards vary in amount by level, contribution, performance and uniqueness of skill set, reflecting our pay for performance and key talent philosophies. These longer-term components have the potential to be one of the largest pieces of an executive’s total compensation. During 2006, we recognized total expense of $8.2 million for CEO compensation, of which $5.9 million or approximately 72% was related to longer-term equity plan awards, with only 12% of the total cost in the form of guaranteed base salary. For all five NEOs as a group, approximately 56% of total compensation expense was related to longer-term equity awards, with 21% in the form of guaranteed base salary. These equity awards also help to ensure that the long-term interests of the Company remain our executives’ highest priority. They also are the primary tool for ensuring retention of key contributors and promoting executive continuity.

For the future, we expect equity awards to remain a critical component of total executive officer compensation. No changes are planned going forward to the issuance of restricted stock, which functions as an important tool for retention of executive officers and key employees. However, starting in the fiscal year ending February 2, 2008 (“Fiscal 2007”), we expect to transition to annual performance share awards in lieu of annual stock option grants for all executive officers, except the Chief Executive Officer (“CEO”). Non-employee members of the Board of Directors (the “Board”) will continue to receive annual stock option grants pursuant to a formula in the 2004 Equity Incentive Plan that was approved by stockholders and will not receive performance share awards.

The objective of equity awards to our CEO is to increase focus on performance over a longer time horizon that is tied to our CEO’s typical four-year employment contract term. As a result, our CEO does not receive annual equity awards. All equity grants to our CEO consisting of restricted stock awards and stock option grants are made in conjunction with the renewal of the CEO’s employment agreement approximately every two years. The CEO’s option grants also typically have a longer vesting schedule than is provided to other executive officers, with no shares vesting in the initial two years after the option grant date, 40% of the shares vesting in the third year and 60% of the shares vesting in the fourth year. The weighting of this vesting schedule, with the majority of shares vesting in the fourth year, ties to the term of his employment agreement with the Company to enhance the retentive value of the award. In addition, this option vesting structure is intended to closely align the CEO’s interests with the interests of our stockholders, as it strengthens the CEO’s focus on maximizing the longer-term financial performance and market value of the Company. Option awards have an exercise price determined by the fair market value on the date of grant and only deliver value to the option holder to the extent that the stock price appreciates over the market value on the date of grant, which benefits all stockholders. The Company believes that equity grants for the CEO continue to be an appropriate longer-term compensation vehicle that closely ties the interests of the CEO to those of the Company’s stockholders.

In determining the appropriate levels of compensation for each executive position, we consider a variety of different elements, including benchmarking data, information from recruiters, and opinions and other information provided by compensation consultants. We benchmark market compensation practices that reflect the competitive labor markets in which we compete for executive talent at retailers with similar complexity and financial characteristics, as well as at non-retail companies for functional leadership roles that are highly mobile across industry segments (e.g., finance, information technology, legal, human resources).

In addition, we consider each executive’s experience, background, and prior salary history plus our general knowledge of peer group practices. The combination of these resources provide sufficient data to establish a general sense of appropriateness for us to determine the total compensation levels that will enable us to recruit, motivate and retain top talent and to establish competitive compensation packages for our NEOs and other executive officers. Total compensation is tied to the overall degree of success or failure of the Company and serves to motivate executive officers to meet relevant performance measures or targets, thereby maximizing total return to stockholders.

Compensation Benchmarking and Peer Group Analysis

A range of competitive and peer group information and benchmarking on executive compensation is reviewed by the Company and the Compensation Committee on a periodic basis. The peer companies chosen can vary for each of the executive positions.

In fiscal 2006, an independent compensation consulting firm, Towers Perrin (the “Consultant”), was retained by the Committee to assist in its review of key elements of our executive compensation programs and to recommend any appropriate modifications. The Consultant provided market data advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers at other companies operating in similar competitive environments. The Consultant collected benchmark data on a number of off-price, department store, discount store, specialty store, and apparel and home goods retailers that it believed had similar business models, competitive challenges and/or operating and financial characteristics when compared to the Company. The Consultant provided an assessment of competitive positioning for each of the Company’s executive officer compensation packages, including base salary, annual incentive target, long-term equity and total overall compensation vis-à-vis the level of compensation for executive officers performing similar job functions in companies in their relevant peer group. Going forward, this analysis is expected to provide a reference point for fiscal 2007 discussions of compensation for our executive officers. This review did not impact fiscal 2006 compensation.

The Consultant also provided an opinion on the Company’s various compensation programs and assisted in the development of alternative performance-based approaches to executive rewards. Based on this process, the Compensation Committee concluded that it is in the best interests of the Company and its stockholders to transition beginning in 2007 from the use of stock option grants to the use of performance-based equity awards as part of the longer term component of future compensation packages for all executive officers except the CEO.

CEO Compensation

For fiscal 2006, the base salary paid to the CEO increased by 2% over the prior year as part of the annual Company-wide focal review process. The annual incentive bonus portion of the CEO’s compensation is based on the Company’s achievement of targeted pre-tax earnings, as established by the Compensation Committee. During fiscal 2006, the Company’s results were above the target but below the maximum threshold pre-tax earnings goal (see Grants of Plan-Based Awards Table on page 16). The previously set incentive compensation bonus level at target for the CEO has remained unchanged following the March 2005 Watson Wyatt executive compensation study discussed below. As a result, Mr. Balmuth received a bonus of $1,099,848 for fiscal 2006.

The process of setting and structuring compensation for our CEO includes an assessment of the CEO compensation packages offered by comparable retail companies. Every two years, in conjunction with the renewal of the CEO’s employment agreement, a review is conducted of the compensation practices of a peer group of companies to assess the relative competitiveness of our CEO compensation. The last review was conducted for the compensation awarded to the CEO in March 2005, for which we engaged the compensation consulting firm of Watson Wyatt to perform a review of publicly available Proxy Statement disclosures for selected retailers. We also evaluated the financial and operating performance of those companies over a three and six year timeframe to gauge the Company’s comparative performance relative to this peer group.

The Compensation Committee has continued this practice of assessing CEO compensation levels and performance history among peer group companies in order to provide a reference point for fiscal 2007 discussions of compensation for our CEO. However, true analogs to Ross are difficult to find in the traditional retail apparel sector. The Compensation Committee believes that the CEO’s off-price industry skills, familiarity with the Company and senior management expertise are critical to the continued success of the Company. In addition, the Compensation Committee’s strong belief is that continuity of leadership at the CEO level has been key to the

Company’s successful long-term performance. Therefore, the Compensation Committee pays significant attention to long-term equity incentives in structuring compensation packages for our CEO, with performance and retention over the longer term being the foremost consideration.

Oversight of the Executive Compensation Program

The Compensation Committee serves to carry out the responsibilities of the Board relating to compensation of our executives, including the compensation of our CEO. The Compensation Committee establishes our policies and oversees and administers the policies and plans that govern the cash, equity and incentive compensation of our executive officers and non-employee directors. The Compensation Committee is responsible for administering the Company’s 2004 Equity Incentive Plan (the “Equity Plan”), overseeing the Employee Stock Purchase Plan, and administering and determining the performance goals under the Incentive Compensation Plan. The Compensation Committee is also appointed to assist the Board in succession planning, development and retention of senior management talent to ensure leadership continuity and organizational strength to achieve the Company’s short and longer-term goals.

The Compensation Committee is comprised of two independent directors, George P. Orban and K. Gunnar Bjorkland. Mr. Orban serves as Chairman of the Compensation Committee. Both individuals meet the independence requirements of the Securities and Exchange Commission and applicable NASDAQ listing standards.

In establishing compensation for executive officers, the following are the Compensation Committee’s main objectives:

  Attract and retain individuals with superior off-price merchandising and operational ability and managerial talent;

  Ensure our executive officer compensation is aligned with the Company’s corporate strategies, business objectives, and the longer-term interests of the Company’s stockholders;

  Strengthen the motivation to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals; and

  Enhance our executive’s incentive to implement strategies that will drive strong financial performance and maximize stockholder value, as well as promote retention of key people, by providing a significant portion of total compensation opportunities for executive management in the form of direct ownership in the Company through the grants of restricted stock, stock options and performance share awards.

The Board has delegated to the Compensation Committee the authority to determine and approve the compensation awards made to the Company’s executive officers, including the grants of equity awards such as restricted stock, stock options and performance share awards. To aid the Compensation Committee in making its determinations, the CEO provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, excluding himself. The CEO also provides input regarding different individuals’ contributions to the Company’s success during the period being assessed, and recommends rewards for these contributions.

Components of the Executive Compensation Program

1.	Salary

Base salaries for executive officers are initially determined by competitive requirements to recruit the executive. Salaries are then reviewed annually with adjustments recommended by the CEO based upon competitive market information relating to salary levels, the individual performance of each executive officer and his/her relative contribution in achieving the Company’s strategic goals.

In May 2005, the Company entered into a Second Amendment to the Company’s 2001 Employment Agreement with the CEO which outlined, among other things, his compensation during that renewal term. The CEO’s employment contract is typically renewed every two years. In accordance with this contract, the CEO’s base salary may be adjusted from time to time by the Board in accordance with normal business practices by the Company. In March 2006, at the same time as the Company conducted its annual salary increase cycle for all executive officers, the CEO’s base pay was increased, resulting in a 2% gain in total base salary paid to the CEO during the year. No other changes were made to our CEO’s compensation during fiscal 2006.

2.	Annual Incentives

The Incentive Compensation Plan is designed to incent performance and achievement of pre-established targeted levels of pre-tax earnings. The pre-tax earnings target is determined annually in accordance with the Company’s five-year planning process, its annual budget process and its longer-term earnings per share growth objective of 15% to 20%. For fiscal 2006, the pre-tax earnings target was an amount that would generate earnings per share increases within this targeted range.

At the commencement of each fiscal year, the Compensation Committee determines the incentive awards payable at various levels of pre-tax earnings that may be achieved relative to its pre-established target. The awards are expressed as a percentage of base salary and are payable in the form of cash bonuses after fiscal year-end pursuant to this formula.

Our Incentive Compensation Plan was updated in the form of the Second Amended and Restated Incentive Compensation Plan approved by the Company’s stockholders in May 2006 in order to assure compliance with Section 162(m) of the Internal Revenue Code (“IRC Section 162(m)”).

3.	Stock Award Programs

In fiscal 2006, our executive officers were eligible for restricted stock awards and stock option grants under the Equity Plan. Restricted stock awards and stock option grants under the Equity Plan have two important objectives: (1) to align the financial interests of our executive officers with the interests of our stockholders by providing incentives that focus management’s attention on the successful longer-term strategic management of the business, and (2) to attract, motivate and retain a high-performing group of senior and middle managers.

The Compensation Committee approves the granting of restricted stock and stock option awards to executive officers under the Equity Plan. The Compensation Committee takes into consideration the year-over-year financial impact on pre-tax earnings and earnings per share of such awards. During fiscal 2006, the Company recognized non-cash stock-based compensation expense of approximately $26.7 million, of which about $13.5 million related to amortization of restricted stock and $13.2 million related to stock options and employee stock purchase plan charges (“ESPP”). The $13.2 million of expense (or about $.06 per share after tax) related to stock options and ESPP was recognized in connection with the adoption of FAS 123(R).

During 2006, the stock option awards made to Mr. Call on April 13, 2006 and to Ms. Panattoni on March 16, 2006, and the stock option and restricted stock awards made to Ms. Rentler and Mr. Fassio on March 16, 2006 were part of our annual focal review process. Restricted stock awards were also made on January 2, 2007 to Ms. Rentler and Ms. Panattoni in connection with their promotions to more senior levels of responsibility in our merchandise organization. The size of annual stock option and restricted stock awards made to executive officers under the Equity Plan is based on the position each executive holds in the Company. More senior level positions are granted larger amounts of equity. The size of restricted stock awards granted to executive officers under the Equity Plan is also based on the grant value the Compensation Committee considers necessary to retain key executives over the long term and to protect the Company against outside offers of employment to key individuals. Additional grants of options and restricted stock may be made following a significant change in job responsibility or in recognition of a significant achievement.

Our policy with regard to the timing of the grant of stock options and other equity compensation awards has been to issue equity awards in the form of options and restricted stock on the executive officer’s or associate’s hire date, promotion date, contract renewal date or as part of the Company’s annual performance review process conducted after fiscal year earnings are announced in March of each year. The performance and compensation for the majority of our executive officers and associates are reviewed annually at that time. All executive officer grants are approved by the Compensation Committee with the grant date on or after the approval date. The timing of grant dates is not based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. Our Board and Compensation Committee also have delegated authority to the CEO to grant stock options to newly hired employees and/or employees who receive promotions outside of the normal annual focal review process for associates that are below the executive officer level. The issuance of options approved by the CEO and the grant date for all such stock options also is based on a pre-established monthly grant calendar, with a grant date on or after the approval date.

All stock option awards are granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The exercise price for stock option grants and similar awards is equal to the closing price per share on the NASDAQ Stock Market on the date of grant. These awards provide value to the executive officers only when and to the extent that the value of the Company’s common stock appreciates over the value on the date of grant. All stock option awards made in fiscal 2006 to executive officers under the Equity Plan have a term of ten years and generally vest monthly in progressively increasing annual increments over a three or four year period. All or a portion of restricted stock awards for Executive Officers typically cliff vest over three to five years. The CEO historically receives grants of options and restricted stock as part of his contract renewal process, which has been approximately every two years. His employment agreement was last renewed in May 2005. In March 2007, subsequent to the end of the 2006 fiscal year, the Compensation Committee made new awards to the CEO of stock options and restricted stock as part of the bi-annual review of the terms of his employment agreement.

Both stock option grants and restricted stock awards were made to the Company’s executive officers in fiscal 2006. To ensure long-term retention of its key executives, the Company plans to continue making restricted stock awards in fiscal 2007.

With the recent adoption of FAS 123(R), the Compensation Committee, with the assistance of the Consultant and of senior management, performed a comparative analysis of stock option grants versus performance-based equity awards. The Compensation Committee determined that the annual award of performance-based equity awards to executive officers other than the CEO is more beneficial to the Company, in terms of both financial and retentive value, than the annual granting of stock options. Expected benefits from performance share awards include lower share dilution, lower annual equity plan run rate levels, and a reduction in the overall overhang from equity plans.

As a result, starting in fiscal 2007, we expect to transition to the use of annual performance share awards in lieu of annual option grants for all executive officers except the CEO. Non-employee members of the Board of Directors will continue to be issued annual option grants pursuant to a formula in the 2004 Equity Incentive Plan that was approved by stockholders.

Defined Contribution and Deferred Compensation Plans

The Company offers a 401(k) plan to all employees. The Company provides a matching contribution of up to 4% of base salary (up to IRS limits) to contributing associates with more than six months of service. Participants have the ability to choose from a variety of investment options under the 401(k) Plan.

In addition, under the terms of the Company’s Non-Qualified Deferred Compensation Plan (the “NQDC Plan”), all executive officers and vice presidents are eligible to defer up to 100% of their base salary and up to 100% of their annual incentive bonus earned during the year. The executive can choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to twelve months after the executive officer’s termination from the Company, at which time the aggregate balance in the executive’s NQDC Plan account pays out either in a lump sum or in annual installments of up to a maximum of ten years.

Executive officers are eligible for a Company match for their NQDC Plan contributions to the extent that the executive officers did not receive the full Company match to which employees are eligible under the Company’s 401(k) Plan. In fiscal 2006, none of the NEOs received such a match. (See Table disclosing NEO participation in the NQDC Plan for 2006 on page 22 of this Proxy Statement.)

Employment Agreements

All NEOs have entered into employment agreements with the Company. The CEO’s contract was last renewed effective May 2005. In March 2007, subsequent to the end of the 2006 fiscal year, the Compensation Committee approved an additional extension of the term of the CEO’s agreement through January 2011. The employment agreements with our other NEOs – Mr. Call, Ms. Panattoni, Ms. Rentler and Mr. Fassio – are subject to two-year renewals if not terminated by either party. (See detailed discussion of NEO contract terms and severance benefits on pages 15 and 22 through 27 of this Proxy Statement.)

We believe these employment agreements benefit both the NEOs and the Company as they allow our executives to focus on their responsibilities and objectives without concern for their employment security in the event of a termination or change in control. All employment agreements for both the CEO and all other executive officers provide for severance benefits under certain events.

We also believe that these employment agreements are an effective retention tool for executives while also providing protection for the Company. The agreements reaffirm protection of our confidential information and trade secrets, as well as post-termination restrictions on recruiting our current associates. These agreements also include limitations on the executive accepting post-termination employment with certain competitors. (See further discussion under “Potential Payments upon Termination or Change in Control”).

Tax and Accounting-Related Matters

We maintain a mix of executive compensation programs, some which are performance-based and qualify for deductibility under IRS Rule 162(m), and others of which are time-based to create a strong retention tool for key executives. The Compensation Committee has reviewed the Company’s executive compensation structure in light of the current tax law. We believe that compensation resulting from previously issued stock option grants will be fully deductible when an option is exercised. We also believe that payments under the Incentive Compensation Plan will be fully deductible. Future performance-based equity awards are also expected to be fully deductible. Salary, sign-on bonuses, guaranteed bonuses and certain other cash compensation costs related to the Company’s NEOs may not be fully deductible to the extent that, when added to other non-exempt compensation for that particular executive, the total exceeds $1 million. Time-based restricted stock awards also do not qualify as performance-based compensation and, therefore, may not be fully deductible to the extent the share value upon vesting, when added to other non-exempt compensation for a particular executive, exceeds the $1 million limit in any tax year.

During fiscal 2006, the Company estimates the impact from compensation paid to NEOs that was not deductible under IRC Section 162(m) as described above reduced net earnings by $2.1 million and cash flow by $3.3 million.

Additional Executive Compensation Policies

We have not adopted any Stock Ownership Guidelines for senior management. We believe that holdings in Ross Stores stock or its derivatives in the form of restricted stock awards or stock option grants comprise a significant portion of our executive officers’ total net worth.

We allow for the use of SEC Rule 10b5-1 trading plans by our executives, which provide for pre-established plans for selling shares of Company common stock. At the present time, our CEO has SEC Rule 10b5-1 trading plans in place.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Ross Stores, Inc. have reviewed and discussed the above Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY’S BOARD OF DIRECTORS

George P. Orban, Chairman
K. Gunnar Bjorklund

COMPENSATION OF DIRECTORS

The chart below summarizes all compensation paid to members of our Board of Directors during fiscal 2006:

Director Compensation
	Fees Earned or		All Other
	Paid	Option	Compensation
Name	in Cash	Awards (1)	(2)	Total
Norman A. Ferber	$0	$55,558	$1,284,143	$1,339,701
Michael Balmuth (3)	$0	$0	$0	$0
K. Gunnar Bjorklund	$58,000	$55,611	$0	$113,611
Michael J. Bush	$57,000	$55,558	$0	$112,558
Sharon D. Garrett	$59,000	$55,558	$0	$114,558
Stuart G. Moldaw	$41,000	$55,558	$234,770	$331,328
George P. Orban	$68,000	$55,558	$0	$123,558
Donald H. Seiler	$103,000	$55,558	$0	$158,558

(1)	Option award values reflect the amortization costs recognized by the Company pursuant to FAS 123(R) during fiscal 2006 relating to proportionate vesting of outstanding stock option shares granted pursuant to a formula approved by stockholders for all non-employee Board members (Ms. Garrett and Messrs. Ferber, Bjorklund, Bush, Moldaw, Orban and Seiler) as follows: $1,754 related to a stock option award of 8,000 shares granted on May 21, 2003, with a total award value of $37,289 at grant date which completed vesting on May 21, 2006; $10,047 related to a stock option award of 8,000 shares granted on May 20, 2004, with a total award value of $49,705 at grant date; $25,666 related to a stock option award of 9,029 shares granted on May 19, 2005, with a total award value of $72,731 at grant date; and $18,091 related to a stock option award of 9,351 shares granted on May 18, 2006, with a total award value of $75,968 at grant date. In addition to the above, the Company recognized amortization costs of $53 in 2006 related to the grant of 10,000 shares to Mr. Bjorklund when he joined the Board on January 30, 2003, which had a total award value of $74,841 at grant date.

(2)	All other compensation for Mr. Ferber is paid pursuant to his Consultancy Agreement and Benefit Agreement described below. The amount listed is comprised of consulting fees of $1,100,000; benefits valued at $60,048 paid under the terms of his Retirement Benefit Package Agreement (which includes executive medical, dental, vision and mental health insurance, life insurance, accidental death and dismemberment insurance, travel insurance, group excess personal liability insurance, estate planning expense reimbursements and certain “matching contributions” (as that term is defined in his agreement)); income tax gross-up payments of $42,974; and administrative support inclusive of benefits valued at $81,121. All other compensation for Mr. Moldaw includes consulting fees of $100,000 paid pursuant to his consulting agreement with the Company described above, which also provides for administrative support valued at $114,970, and health benefits valued at $19,800.

(3)	Mr. Balmuth does not receive any separate compensation for his service as a member of the Board. Information regarding compensation for Mr. Balmuth is reflected in the Summary Compensation Table and the other tables and accompanying discussion.

Standard Fee Arrangements and Stock Option Grant Formula.

During the 2006 fiscal year, directors who were not employees of the Company (“non-employee directors”) received an annual retainer fee of $36,000 (paid quarterly), plus $1,000 for attendance at each Board meeting and $2,000 for attendance at each meeting of the Audit Committee or Compensation Committee of the Board and $1,000 for attendance at each meeting of the Nominating and Corporate Governance Committee (previously called the “Nominating Committee”). In addition, the Chairman of the Audit Committee (Mr. Seiler) and the

Chairman of the Compensation Committee (Mr. Orban) received additional annual retainers of $44,000 and $10,000, respectively. The Nominating and Corporate Governance Committee met two times in fiscal 2006; the Compensation Committee met eight times in fiscal 2006; and the Audit Committee met eight times in fiscal 2006.

Non-employee directors are eligible to receive stock options granted automatically under the terms of the Company’s 2004 Equity Incentive Plan. The 2004 Equity Incentive Plan provides that new directors, upon joining the Board, receive an initial option, determined by a formula, for a number of shares equal to a base amount of $300,000 (which increases 3% each fiscal year beginning in 2006), divided by the current market price per share on the date of grant. In addition, the 2004 Equity Incentive Plan provided for the grant of an option to purchase 8,000 shares on May 20, 2004, to each incumbent non-employee director, followed by the annual grant of additional stock options, determined by formula, for a number of shares equal to $250,000 divided by the then current market price per share on the date of the annual stockholders meeting in 2005. The Plan provides that this base amount of $250,000 is increased by 3% each fiscal year beginning in 2006 (i.e., this amount will be $265,225 for the May 24, 2007 option grants). During fiscal 2006, each of Ms. Garrett and Messrs. Bjorklund, Bush, Ferber, Moldaw, Orban, and Seiler were granted options under this formula to purchase 9,351 shares of common stock under the 2004 Equity Incentive Plan on May 18, 2006, with an exercise price of $27.54, which was the closing price of the Company’s common stock as reported on NASDAQ on that date.

For the 2007 fiscal year, non-employee directors will receive an annual retainer of $37,000 (paid quarterly), plus $1,500 for attendance at each Board meeting. Audit and Compensation Committee members will receive $2,000 for attendance at each committee meeting. Nominating and Corporate Governance Committee members will receive $1,000 for attendance at each committee meeting. If more than one committee meeting is held on the same day, each committee member receives payment for only one committee meeting. In addition, the Chairman of the Audit Committee and the Chairman of the Compensation Committee will receive additional annual retainers of $44,000 and $25,000, respectively. Travel expenses are reimbursed.

Other Compensation.

Norman A. Ferber. Mr. Ferber receives certain compensation pursuant to an Independent Contractor Consultancy Agreement (“Consultancy Agreement”) with the Company that originally became effective February 1, 2000 and most recently was amended effective February 1, 2006. The agreement currently extends through January 31, 2009 (“Consultancy Termination Date”). While he serves as a consultant to the Company, Mr. Ferber receives a consulting fee of $1,100,000 annually, paid in monthly installments, and has voluntarily declined the annual retainer and meeting fees otherwise payable to non-employee directors. Mr. Ferber has continued to receive stock option grants under the 2004 Equity Incentive Plan and predecessor plans. As amended, the Consultancy Agreement will terminate in the event of Mr. Ferber’s death, and the Company agreed to reimburse Mr. Ferber up to $23,282 (including a gross-up amount for applicable income taxes) for estimated premiums, from 2006 through the Consultancy Termination Date, on a life insurance policy for Mr. Ferber with a death benefit of $2,000,000.

In the event there is a change in control of the Company, Mr. Ferber would be entitled to continued payment of his then current consulting fee through the Consultancy Termination Date or any extension thereof. In the event that Mr. Ferber provides consulting services in connection with a change in control, he will receive a single payment of $1,500,000 upon the consummation of the transaction even if the consummation occurs after the Consultancy Termination Date or any extension thereof. Further, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

Additionally, effective February 1, 2000 the Company entered into a Retirement Benefit Package Agreement (“Benefit Agreement”) with Mr. Ferber. The Benefit Agreement provides that the Company, or its successor, will provide at no cost to Mr. Ferber, health and other benefits under the Company’s plans for Mr. Ferber and his immediate family until the death of both Mr. Ferber and his spouse. In addition, the Company will provide all other employee benefits typically offered to executive officers until the death of Mr. Ferber and his spouse. Under the agreement, if, as a result of Mr. Ferber’s status as a consultant to the Company, he is ineligible to participate in any of the Company’s employee benefit plans, the payments made under this Benefit Agreement will increase to enable Mr. Ferber to procure (to the extent available) such benefits at no additional after tax cost to him. In addition, the Company agreed to provide administrative support for Mr. Ferber as long as he serves as a member of the Company’s Board.

Stuart G. Moldaw. In addition to standard compensation received as a non-employee Board member, Mr. Moldaw receives certain compensation and benefits pursuant to an agreement with the Company that provides for administrative support and an annual fee of $100,000 for his services as a consultant to the Company through March 2008. The Company previously arranged for a split dollar life insurance policy, with a face value of $3.5 million. No premiums were paid on the policy during fiscal 2006, as it is fully funded, and the Company does not currently expect to make future premium payments on such policy. The Company also pays the premiums for an executive medical insurance policy for Mr. Moldaw and his spouse.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Orban and Mr. Bjorklund served on the Compensation Committee of the Board for the past fiscal year. None of the members of the Compensation Committee are or have been an officer or employee of the Company. During fiscal 2006, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal 2006, none of our executive officers (as defined by Rule 3b-7 of the Securities and Exchange Act of 1934) served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on the Company’s Compensation Committee or Board.

RELATED PERSON TRANSACTIONS

The Company maintains consulting and benefits agreements with Mr. Ferber, its Chairman of the Board. The Company also maintains a consulting agreement with Mr. Moldaw, its Chairman Emeritus. Further details are disclosed under “Compensation of Directors.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of the common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of Company common stock. We believe that during fiscal 2006, our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements.

PROXY SOLICITATION FEES

The cost of distribution of materials and solicitation of proxies will be borne by the Company. We have retained D. F. King & Co., Inc. to assist in the distribution of materials and in soliciting proxies by mail, telephone and personal interview for a fee of approximately $6,500 plus expenses. Management may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote the Proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be presented at the next Annual Meeting of stockholders of the Company (1) must be received by the Company at its offices at 4440 Rosewood Drive, Pleasanton, California 94588-3050 no later than December 20, 2007 and (2) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company’s Proxy Statement for that meeting.

By Order of the Board of Directors,

John G. Call
Corporate Secretary

Dated: April 18, 2007

PROXY

ROSS STORES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Michael Balmuth and John G. Call, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc., to be held on May 24, 2007 at 1:00 p.m. PDT, at the Company’s corporate office located at 4440 Rosewood Drive, Pleasanton, California 94588-3050, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

     WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR ALL NOMINEES AND FOR EACH OF THE PROPOSALS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND
RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

YOUR VOTE IS IMPORTANT TO THE COMPANY

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING NOMINEES AND PROPOSALS:

Please mark
your votes as ☒
indicated in
this example

		FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed
		☐	☐
Proposal 1. To elect two Class III
Directors for a three-year term as
proposed in the accompanying Proxy Statement.

Michael J. Bush	Norman A. Ferber

INSTRUCTION:	To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

Proposal 2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending February 2, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

And to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of: (a) Notice of Annual Meeting of Stockholders dated April 18, 2007; (b) the accompanying Proxy Statement; and (c) the Annual Report to Stockholders for the fiscal year ended February 3, 2007 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Corporation, gives notice of such revocation.

Signature(s)	Dated	, 2007

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be signed by the President or Vice President or the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full titles.

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